Exhibit 99.1

Nexeo Solutions Reprices Term Loan Credit Facility

THE WOODLANDS, Texas - December 19, 2017 - Nexeo Solutions, Inc. (NASDAQ:NXEO) (“Company”), a leader in chemicals and plastics distribution, announced today, through its wholly owned subsidiaries, that it has entered into an Amendment to its Term Loan Credit Facility (the “Amendment”).

The Amendment reflects a 50 basis points reduction in the interest rate to LIBOR plus 3.25% from LIBOR plus 3.75% and provides a prepayment premium equal to 1% of the amount of the term loan applicable to certain repricing transactions occurring on or prior to twelve months from the effective date of the Amendment. The Amendment will result in an estimated $3.2 million reduction to the Company’s annual cash interest expense for each of the next five years, while all other terms remain unchanged.

About Nexeo Solutions, Inc.
Nexeo Solutions is a leading global chemicals and plastics distributor, representing products from world-class producers to a diverse customer base. From product specification to sustainable solutions, the Company goes beyond traditional logistics to provide value-added services across many industries, including chemicals manufacturing, oil and gas, coatings, personal care, healthcare, automotive and 3D printing. The Company leverages a centralized technology platform to identify efficiencies and create solutions to unlock value for suppliers and customers. Learn more at www.nexeosolutions.com.

Forward-Looking Statements
This press release contains statements related to the Company’s future plans and expectations and, as such, includes “forward-looking statements” within the meaning of the federal securities laws. Forward-looking statements are those statements that are based upon management’s current plans and expectations as opposed to historical and current facts. Although the forward-looking statements contained in this press release reflect management’s current assumptions based upon information currently available to management and based upon that which management believes to be reasonable assumptions, the Company cannot be certain that actual results will be consistent with these forward-looking statements. The Company’s future results will depend upon various risks and uncertainties, as well as the risks and uncertainties discussed in the Company’s SEC filings, including the sections entitled “Risk Factors” in such SEC filings. The Company does not intend to provide all information enclosed in this press release on an ongoing basis.

For Further Information Please Contact
Investor Relations, Nexeo Solutions
Investor.Relations@nexeosolutions.com
Tel: +1.281.297.0856
Media Relations, Nexeo Solutions
Media.Relations@nexeosolutions.com
Tel: +1.281.297.0851